Exhibit 10.1
Summary of the Salaries
for the Named Executive Officers
of Arch Coal, Inc.

	Base Salary (1) (2)
Name and Title of Executive Officer	2006	2005
Steven F. Leer	$750,000	$715,000
President and Chief Executive Officer
John W. Eaves	450,000	425,000
Executive Vice President and Chief Operating Officer
Robert J. Messey	335,000	305,000
Senior Vice President and Chief Financial Officer
Robert G. Jones	300,000	290,000
Vice President — Law, General Counsel and Secretary
C. Henry Besten Senior Vice President — Strategic Development	265,000	250,000

(1)	In the first quarter of each year, the Personnel and Compensation Committee meets to determine whether, based on overall company performance, individual performance, competitive compensation and target total compensation, base salaries for the named executive officers should be increased. Additionally, base salaries for the named executive officers will generally increase concurrent with an officer’s promotion or an increase in an officer’s responsibilities, as may be determined by the Personnel and Compensation Committee from time to time and recommended to the Board of Directors for approval.

(2)	The Company also provides certain other benefits to its executive officers that are not tied to any formal individual or corporate performance objectives and are intended to be part of a competitive overall compensation program. For example, the Company maintains an employee thrift plan, a cash balance pension plan, insurance and other benefit plans for its employees. Executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to executives under the plans. In addition, the Company reimburses certain executive officers for financial planning services and club dues, and the Company also pays certain executive officers an additional amount sufficient to compensate him or her for the taxes arising as a result of the perquisites the Company provides.